NEWS RELEASE For More Information: Heather J. Wietzel • SVP, Investor Relations 800-282-6242 • 205-776-3028 • InvestorRelations@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2024
BIRMINGHAM, AL – November 7, 2024 – ProAssurance Corporation (NYSE: PRA), an industry-leading specialty insurer with extensive expertise in medical professional liability and a core small-cap value equity in the financials sector, today reported net income of $16.4 million, or $0.32 per diluted share, and operating income(1) of $17.3 million, or $0.34 per diluted share, for the three months ended September 30, 2024.
Third Quarter 2024(2)
•Specialty P&C segment combined ratio of 99.5% demonstrates progress resulting from management’s ongoing actions focused on achieving sustained profitability
•Net investment income increased 14% as we take advantage of the current interest rate environment as the portfolio matures
•Earnings benefited from solid returns from limited partnership investments (reported as equity in earnings of unconsolidated subsidiaries)
•Book value per share was $24.07 at September 30, 2024, up $2.25 from $21.82 at year-end 2023 due to net income of $37 million for the first nine months of 2024 as well as after-tax unrealized holding gains of $77 million from our fixed maturity portfolio; non-GAAP adjusted book value per share(1) rose to $26.52 from $25.83
(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows.
(2) Comparisons are to the third quarter of 2023 unless otherwise noted.
Management Commentary & Results of Operations
“Operating earnings for the third quarter reflected our growing confidence in the impact of the actions we have taken over the past several years, with the Specialty P&C segment delivering a combined ratio of 99.5%, including net favorable prior accident year reserve development of 10.5 points,” said Ned Rand, President and Chief Executive Officer of ProAssurance. He added, “This segment, which is largely made up of our Medical Professional Liability line of business, represents more than 75% of total earned premium. We believe we are ahead of many in this space in achieving rate levels that put us on track to outpace severity trends that remain challenging.
“Specialty P&C renewal premium increases of 13% this quarter are part of the cumulative +65% premium change we have accomplished since 2018,” Rand added. “We continue to forgo renewal and new business opportunities that we believe do not meet our expectation of rate adequacy in the current loss environment, although retention for the Specialty P&C segment remained a solid 84%. In this loss environment, we will continue to focus on our targeted healthcare market segments with disciplined claims management and underwriting.
Rand noted, “Our long history in the insurance markets we serve makes us confident that these cyclical lines will respond to our focused efforts. However, current market conditions continue to be a headwind that make it prudent to shrink in some markets to help us reach our target for long-term sustained profitability across all business segments, before turning our focus to growth.”
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2024	2023	Change	2024	2023	Change
Revenues
Gross premiums written(1)	$307,940	$319,762	(3.7%)	$843,202	$873,484	(3.5%)
Net premiums written	$279,546	$292,023	(4.3%)	$765,130	$790,978	(3.3%)
Net premiums earned	$243,160	$242,420	0.3%	$727,176	$730,068	(0.4%)
Net investment income	37,272	32,754	13.8%	107,727	94,714	13.7%
Equity in earnings (loss) of unconsolidated subsidiaries	4,767	(61)	7,914.8%	16,383	5,450	200.6%
Net investment gains (losses)(2)	2,252	(2,702)	183.3%	5,146	3,156	63.1%
Other income (expense)(1)	(2,198)	3,336	(165.9%)	3,872	6,864	(43.6%)
Total revenues(1)	285,253	275,747	3.4%	860,304	840,252	2.4%
Expenses
Net losses and loss adjustment expenses	176,331	208,891	(15.6%)	557,025	605,245	(8.0%)
Underwriting, policy acquisition and operating expenses(1)	80,389	74,014	8.6%	238,408	218,779	9.0%
SPC U.S. federal income tax expense (benefit)	377	(175)	315.4%	1,043	1,351	(22.8%)
SPC dividend expense (income)	1,360	(2,518)	154.0%	2,479	3,171	(21.8%)
Interest expense	5,698	5,514	3.3%	17,004	16,478	3.2%
Goodwill impairment	—	44,110	nm	—	44,110	nm
Total expenses(1)	264,155	329,836	(19.9%)	815,959	889,134	(8.2%)
Income (loss) before income taxes	21,098	(54,089)	139.0%	44,345	(48,882)	190.7%
Income tax expense (benefit)	4,657	(4,655)	200.0%	7,770	(3,901)	299.2%
Net income (loss)	$16,441	$(49,434)	133.3%	$36,575	$(44,981)	181.3%
Non-GAAP operating income (loss)	$17,288	$(5,077)	440.5%	$33,003	$(4,783)	790.0%
Weighted average number of common shares outstanding
Basic	51,156	51,837		51,077	53,205
Diluted	51,277	52,006		51,217	53,339
Earnings (loss) per share
Net income (loss) per diluted share	$0.32	$(0.95)	$1.27	$0.71	$(0.85)	$1.56
Non-GAAP operating income (loss) per diluted share	$0.34	$(0.10)	$0.44	$0.64	$(0.09)	$0.73
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 13 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2024 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments losses, and the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2024 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	September 30, 2024	December 31, 2023
Total investments	$4,461,116	$4,349,781
Total assets	$5,732,372	$5,631,925
Total liabilities	$4,501,146	$4,519,945
Common shares (par value $0.01)	$638	$636
Retained earnings	$1,418,556	$1,381,981
Treasury shares	$(469,702)	$(469,702)
Shareholders’ equity	$1,231,226	$1,111,980
Book value per share	$24.07	$21.82
Non-GAAP adjusted book value per share(1)	$26.52	$25.83
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Current accident year net loss ratio	81.5%	83.0%	80.5%	81.8%
Effect of prior accident years’ reserve development	(9.0%)	3.2%	(3.9%)	1.1%
Net loss ratio	72.5%	86.2%	76.6%	82.9%
Underwriting expense ratio	33.1%	30.5%	32.8%	30.0%
Combined ratio	105.6%	116.7%	109.4%	112.9%
Operating ratio	90.3%	103.2%	94.6%	99.9%
Return on equity(1)	5.6%	(18.6%)	4.2%	(5.7%)
Non-GAAP operating return on equity(1)(2)	5.9%	(1.9%)	3.8%	(0.6%)
(1) Annualized. Refer to our September 30, 2024 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.
(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross premiums written	$244,007	$256,125	(4.7%)	$645,902	$673,660	(4.1%)
Net premiums written	$221,490	$241,888	(8.4%)	$589,209	$607,945	(3.1%)
Net premiums earned	$188,704	$195,772	(3.6%)	$562,137	$562,206	—%
Other income (expense)	982	1,089	(9.8%)	3,359	3,106	8.1%
Total revenues	189,686	196,861	(3.6%)	565,496	565,312	—%
Net losses and loss adjustment expenses	(136,337)	(162,677)	(16.2%)	(434,564)	(476,187)	(8.7%)
Underwriting, policy acquisition and operating expenses	(51,492)	(49,395)	4.2%	(153,415)	(140,949)	8.8%
Total expenses	(187,829)	(212,072)	(11.4%)	(587,979)	(617,136)	(4.7%)
Segment results	$1,857	$(15,211)	112.2%	$(22,483)	$(51,824)	56.6%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Current accident year net loss ratio	82.7%	83.4%	82.1%	84.4%
Effect of prior accident years’ reserve development	(10.5%)	(0.3%)	(4.8%)	0.3%
Net loss ratio	72.2%	83.1%	77.3%	84.7%
Underwriting expense ratio	27.3%	25.2%	27.3%	25.1%
Combined ratio	99.5%	108.3%	104.6%	109.8%
ProAssurance is a leader in the competitive Medical Professional Liability market, which made up almost 90% of Specialty P&C segment gross written premiums for the year ended December 31, 2023.
For the quarter, the segment’s combined ratio improved 8.8 percentage points compared to last year’s third quarter, primarily due to a lower net loss ratio that reflected our continued focus on price adequacy and cautious underwriting as well as our ability to target segments within healthcare where there are opportunities to write business that we believe will meet our profitability objectives.
•Premiums: Renewal pricing remained strong at 13% for the segment. Retention was a solid 84% while new business of $8.3 million remained well below last year as we focus on risk selection and pricing levels that support progress toward our profitability targets.
•Net loss ratio: Current accident year net loss ratio improved 0.7 percentage points over last year, primarily due to our underwriting actions and pricing we have achieved over the course of the past 12 months. Net favorable prior accident year reserve development was $19.7 million, improving the net loss ratio by 10.5 percentage points, largely reflecting favorable claims-closing trends in the Medical Professional Liability business, primarily for accident years 2018 and prior in our legacy ProAssurance business as well as accident year 2021 from our NORCAL book.
•Underwriting expense ratio: Year-over-year increase of just over 2 percentage points, largely due to higher compensation-related costs.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross premiums written	$63,933	$63,637	0.5%	$197,292	$199,824	(1.3%)
Net premiums written	$46,318	$44,386	4.4%	$136,664	$134,280	1.8%
Net premiums earned	$41,829	$39,885	4.9%	$124,692	$121,706	2.5%
Other income (expense)	537	333	61.3%	1,483	1,565	(5.2%)
Total revenues	42,366	40,218	5.3%	126,175	123,271	2.4%
Net losses and loss adjustment expenses	(32,193)	(41,208)	(21.9%)	(95,980)	(101,813)	(5.7%)
Underwriting, policy acquisition and operating expenses	(14,383)	(13,542)	6.2%	(44,008)	(40,923)	7.5%
Total expenses	(46,576)	(54,750)	(14.9%)	(139,988)	(142,736)	(1.9%)
Segment results	$(4,210)	$(14,532)	71.0%	$(13,813)	$(19,465)	29.0%

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Current accident year net loss ratio	77.0%	83.1%	77.0%	76.0%
Effect of prior accident years’ reserve development	—%	20.2%	—%	7.7%
Net loss ratio	77.0%	103.3%	77.0%	83.7%
Underwriting expense ratio	34.4%	34.0%	35.3%	33.6%
Combined ratio	111.4%	137.3%	112.3%	117.3%
ProAssurance is a specialty regional underwriter of workers’ compensation products and services. The third quarter 2024 combined ratio for the Workers’ Compensation Insurance segment improved 10 percentage points compared to the full-year 2023 segment combined ratio due to a lower calendar year net loss ratio.
•Premiums: Higher audit premiums were the primary reason for the increase in net written premiums. We continue to carefully manage our underwriting appetite due to market conditions. Retention was 82% although we saw improved renewal pricing. New business was $3.3 million, down from $5.4 million in last year’s third quarter.
•Net loss ratio: Current accident year net loss ratio of 77.0% improved 4.3 points from the 81.3% for full-year 2023. We also continue to observe and reflect the higher medical loss cost trends that we initially saw in the second half of 2023, although they have begun to moderate this year. There was no change in prior accident year reserves for this segment in this year’s third quarter compared to substantial reserve strengthening in last year’s third quarter due to the higher than expected loss trends observed at that time.
•Underwriting expense ratio: Year-over-year increase of 0.4 percentage point was largely due to higher compensation-related costs.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross premiums written	$13,650	$7,930	72.1%	$45,467	$55,924	(18.7%)
Net premiums written	$11,738	$5,749	104.2%	$39,257	$48,753	(19.5%)
Net premiums earned	$12,627	$6,763	86.7%	$40,347	$46,156	(12.6%)
Net investment income	1,009	601	67.9%	2,687	1,625	65.4%
Net investment gains (losses)	599	(525)	214.1%	2,327	1,830	27.2%
Other income (expense)	1	2	(50.0%)	1	3	(66.7%)
Net losses and loss adjustment expenses	(7,801)	(5,006)	55.8%	(26,481)	(27,245)	(2.8%)
Underwriting, policy acquisition and operating expenses	(4,143)	(3,668)	12.9%	(14,105)	(15,241)	(7.5%)
SPC U.S. federal income tax (expense) benefit(1)	(377)	175	315.4%	(1,043)	(1,351)	(22.8%)
SPC net results	1,915	(1,658)	215.5%	3,733	5,777	(35.4%)
SPC dividend (expense) income (2)	(1,360)	2,518	154.0%	(2,479)	(3,171)	(21.8%)
Segment results (3)	$555	$860	(35.5%)	$1,254	$2,606	(51.9%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Current accident year net loss ratio	77.9%	70.5%	69.5%	64.7%
Effect of prior accident years’ reserve development	(16.1%)	3.5%	(3.9%)	(5.7%)
Net loss ratio	61.8%	74.0%	65.6%	59.0%
Underwriting expense ratio	32.8%	54.2%	35.0%	33.0%
Combined ratio	94.6%	128.2%	100.6%	92.0%
Segregated Portfolio Cell Reinsurance segment results include underwriting profit or loss plus investment results, net of U.S. federal income taxes of segregated portfolio cells in which we participate. For the third quarter, the segment reported a profit of $0.6 million compared to $0.9 million in last year’s third quarter. Results for the current quarter largely reflected elevated reported loss activity offset by favorable prior accident year development.

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CORPORATE SEGMENT

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Net investment income	$36,263	$32,153	12.8%	$105,040	$93,089	12.8%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	5,218	368	1317.9%	16,546	7,744	113.7%
Tax credit partnerships	(451)	(429)	5.1%	(163)	(2,294)	(92.9%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	4,767	(61)	7914.8%	16,383	5,450	200.6%
Net investment gains (losses)	1,653	(3,677)	145.0%	(3,921)	(3,174)	(23.5%)
Other income (expense)	(2,747)	2,847	(196.5%)	2,281	5,347	(57.3%)
Operating expenses	(11,342)	(8,344)	35.9%	(29,812)	(24,823)	20.1%
Interest expense	(5,698)	(5,514)	3.3%	(17,004)	(16,478)	3.2%
Income tax (expense) benefit	(4,657)	4,655	200.0%	(7,837)	3,901	300.9%
Segment results	$18,239	$22,059	(17.3%)	$65,130	$63,312	2.9%
Consolidated effective tax rate	22.1%	8.6%		17.5%	8.0%
The Corporate segment, which includes investment results for our Specialty P&C and Workers’ Compensation Insurance segments, continues to contribute meaningfully to operating results and reported earnings of $18.2 million for the quarter.
•Net investment income: The current interest rate environment continues to benefit our net investment income, which increased again in the quarter, driven by higher average book yields on our fixed maturity investments. During the quarter, we reinvested at an average new money rate of approximately 5.2% for the consolidated portfolio, exceeding the rate on maturing assets and our consolidated average book yield of 3.6%.
•Equity in earnings of unconsolidated subsidiaries: Our investments in limited partnerships, typically reported to us on a one-quarter lag, continued to produce strong returns in the quarter.
•Other income (expense): Reflected changes in exchange rates for foreign currency denominated loss reserves, which are not included in our operating results.
•Operating expenses: The year-over-year increase in expenses in the quarter was largely due to higher compensation-related costs.
•Net investment gains: While not included in our operating results, net investment gains in the quarter were driven by unrealized holding gains from changes in the fair value of our equity investments.

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NON-GAAP FINANCIAL MEASURES
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands, except per share data)	2024	2023	2024	2023
Net income (loss)	$16,441	$(49,434)	$36,575	$(44,981)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	(2,252)	2,702	(5,146)	(3,156)
Net investment gains (losses) attributable to SPCs in which no profit/loss is retained (2)	416	(431)	1,743	1,421
Transaction-related costs (3)	—	—	320	—
Goodwill impairment	—	44,110	—	44,110
Foreign currency exchange rate (gains) losses (4)	3,849	(1,705)	1,409	(491)
Non-operating income (5)	—	—	—	(1,462)
Guaranty fund assessments (recoupments)	(899)	103	(871)	29
Pre-tax effect of exclusions	1,114	44,779	(2,545)	40,451
Tax effect, at 21% (6)	(267)	(422)	(1,027)	(253)
After-tax effect of exclusions	847	44,357	(3,572)	40,198
Non-GAAP operating income (loss)	$17,288	$(5,077)	$33,003	$(4,783)
Per diluted common share:
Net income (loss)	$0.32	$(0.95)	$0.71	$(0.85)
Effect of exclusions	0.02	0.85	(0.07)	0.76
Non-GAAP operating income (loss) per diluted common share	$0.34	$(0.10)	$0.64	$(0.09)
(1) Net investment gains (losses) recognized in earnings are primarily driven by changes in the value of investments that are marked to fair value each period, the nature and timing of which are unrelated to our normal operating results. Net investment gains (losses) for the nine months ended September 30, 2024 include the $6.5 million decrease to the contingent consideration liability during the second quarter of 2024. Net investment gains (losses) during the three and nine months ended September 30, 2023, include gains of $1.5 million and $4.5 million, respectively, related to the remeasurement of the contingent consideration liability to fair value. See further discussion around the contingent consideration in Notes 2 and 7 of the Notes to Condensed Consolidated Financial Statements of our September 30, 2024 report on From 10-Q.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Transaction-related costs are attributable to actuarial consulting fees paid during the second quarter of 2024 in relation to the final determination of contingent consideration associated with the NORCAL acquisition. See additional discussion under the heading "Contingent Consideration" in the Financing Activities and Related Cash Flows section in our September 30, 2024 report on From 10-Q. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(4) Foreign currency exchange rate gains (losses) relate to the impact of foreign exchange rate movements on foreign currency denominated loss reserves predominately associated with premium assumed from an international medical professional liability insured in our Specialty P&C segment. Our participation in this program has grown in recent years which has led to greater volatility in our results of operations even with nominal movements in exchange rates given the size of the reserve. We mitigate foreign exchange rate exposure on our Condensed Consolidated Balance Sheet by generally matching the currency and duration of associated investments to the corresponding loss reserves as well as utilizing foreign currency forward contracts. When we invest in foreign currency denominated available-for-sale fixed maturities, in accordance with GAAP, the change in market value due to changes in foreign currency exchange rates is reflected as a part of OCI. Conversely, the impact of changes in foreign currency exchange rates on loss reserves is reflected through net income (loss) as a component of other income (expense). Therefore, we believe foreign currency exchange rate gains (losses) in our Condensed Consolidated Statements of Income and Comprehensive Income in isolation are not indicative of our operating performance.
(5) Proceeds associated with the sale of a portion of our ownership interest in the underwriting and operations entity associated with Syndicate 1729 to an unrelated third party recognized in other income in our Corporate segment. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
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(6) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the estimated annual effective tax rate method for the nine months ended September 30, 2024, while we used the discrete effective tax method for the nine months ended 2023. See further discussion on this method in the Critical Accounting Estimates section under the heading "Estimation of Taxes" and in Note 4 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2024 report on Form 10-Q. For the 2024 periods, our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments which were treated as discrete items and were tax effected at the annual expected statutory tax rate (21%) in the period they were included in our consolidated tax provision and net income (loss). For the 2023 periods, our statutory tax rate was applied to these items in calculating net income (loss), excluding the 2023 goodwill impairment loss which is not tax deductible. Changes related to the fair value of the contingent consideration were non-taxable and therefore had no associated income tax impact. The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected.
Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
ROE(1)	5.6%	(18.6%)	4.2%	(5.7%)
Effect of items excluded in the calculation of Non-GAAP operating ROE	0.3%	16.7%	(0.4%)	5.1%
Non-GAAP operating ROE	5.9%	(1.9%)	3.8%	(0.6%)
(1) Annualized. Refer to our September 30, 2024 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at September 30, 2024 and December 31, 2023:

Book Value Per Share
Book Value Per Share at December 31, 2023	$21.82
Less: AOCI Per Share(1)	(4.01)
Non-GAAP Adjusted Book Value Per Share at December 31, 2023	25.83
Increase (decrease) to Non-GAAP Adjusted Book Value Per Share during the nine months ended September 30, 2024 attributable to:
Net income (loss)	0.71
Other(2)	(0.02)
Non-GAAP Adjusted Book Value Per Share at September 30, 2024	26.52
Add: AOCI Per Share(1)	(2.45)
Book Value Per Share at September 30, 2024	$24.07
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments. See Note 10 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2024 report on Form 10-Q for additional information.

(2) Includes the impact of share-based compensation.
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NEWS RELEASE CONTINUES
Conference Call Information
ProAssurance management will discuss third quarter 2024 results during a conference call at 10:00 a.m. ET on Friday, November 8, 2024. Preregistration for the call is available here and the dial-in numbers are (833) 470-1428 (toll free) or (404) 975-4839, access code 070621.
Investors are encouraged to listen to the live audio webcast of the call that can also be accessed via the Events page of the Company’s website. A replay of the call will be available at the same location later in the day on November 8.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in medical professional liability and products liability for medical technology and life sciences. The company also is a provider of workers’ compensation insurance in the eastern U.S. ProAssurance Group is rated “A” (Excellent) by AM Best.
For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, visit our website at ProAssuranceGroup.com with investor content available at Investor.ProAssurance.com. Our YouTube channel regularly presents insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts or explicitly stated as an opinion are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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